Exhibit 4.124

Tianjin Mammoth Technologies Co., Ltd.

And

Bai Yanyan

And

Chen Wei

Shareholder Agreement Regarding KongZhong Galaxy (Tianjin) Culture Media Co., Ltd.

January 12, 2015

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (hereinafter referred to as “this Agreement”) is entered into on January 12, 2015 in Beijing among the following shareholders:

1. Tianjin Mammoth Technologies Co., Ltd. ("Party A"), with its registered office at Room K2-5-403, Haitai Green Industrial Base, Huayuan Industrial Park, Tianjin

2. Bai Yanyan ("Party B"), ID Card no.: 110108198408023715.

3. Chen Wei ("Party C"), ID Card no.: 110105197811120810.

(collectively as "Parties" and each as "Party".)

The Parties hereby enter into the following agreements regarding joint investment in and establishment of a film company, as well as executing the Articles of Association of KongZhong Galaxy (Tianjin) Culture Media Co., Ltd. ("Articles of Association") based on this Agreement:

ARTICLE 1 PROFILE OF THE COMPANY

1.1 Name and Address of the Company

Company Name: KongZhong Galaxy (Tianjin) Culture Media Co., Ltd. ("Company") (subject to the final registration with the administration for industry and commerce). Registered Office: Sino-Singapore Tianjin Eco-City

1.2 Type of Company and Limited Liability

The Company is a company of limited liability, and is liable for its debts limited by all its assets. Each Party is liable to the Company to the extent of his/her/its subscribed capital contribution.

ARTICLE 2 PURPOSE AND BUSINESS SCOPE

2.1 Purpose

The purpose of the Company is to make joint investment in production and distribution of films and TV plays, based on the principles of voluntariness, equality, cooperation and good faith, and by giving full play to the advantage of the Parties in their resources and experience.

2.2 Business Scope

The business scope of the Company shall include (subject to the final registration with the administration for industry and commerce): production, reproduction and distribution of features, columns, variety shows, animations, radio plays and TV plays (the term indicated in the Radio and TV Program Production and Operation License shall prevail); general business operations: investment and management of films and TV plays, and lease of costumes and props for films and TV plays; lease of film and TV equipment; film and TV culture information consulting; corporate image planning; convention and exhibition services; ceremonial services; services of photographers and cameramen; design, production, agency and posting of various indoors and outdoors advertisements, film and TV advertisements; casting agency; software design and development; import and export; all other lawful business operations not required for review and approval.

ARTICLE 3 REGISTERED CAPITAL

3.1 Registered Capital

The registered capital of the Company shall be RMB Fifty Million Yuan Net (RMB 50,000,000).

3.2 Subscribed Capital Contribution

Capital Contribution of Each Party:

Investor	Capital Contribution	Form of Contribution	Date of Payment	Shareholding %
Party A	RMB 17,500,000	Cash	Payment in two installments 1st installment: RMB 1,750,000, to be paid on or before January 30, 2015 2nd installment RMB 15,750,000, to be paid within 2 years after the Company is incorporated	35%

Party B	RMB 16,250,000	Cash	Payment in two installments 1st installment: RMB 1,625,000, to be paid on or before January 30, 2015 2nd installment RMB 14,625,000, to be paid within 2 years after the Company is incorporated	32.5%

Party C	RMB 16,250,000	Cash	Payment in two installments 1st installment: RMB 1,625,000, to be paid on or before January 30, 2015 2nd installment RMB 14,625,000, to be paid within 2 years after the Company is incorporated	32.5%

Total	RMB 50,000,000	——	——	100%

3.3 Paid-in Capital

Each Party shall fully pay his/her/its subscribed capital contribution in accordance with the Company Law, the Company Registration Regulations and the provisions of this Agreement. After the Company is incorporated, the Company shall issue a Certificate of Capital Contribution to each Party.

3.4 Representations and Warranties

Each Party hereby represents and warrants to other Parties that:

(1) Legal Status and Capacity. He/she/it has full and independent legal status and capacity to execute, deliver and perform this Agreement, and is able to independently participate in any legal action as a party. His/her/its execution of this Agreement and performance of obligations hereunder will not violate any applicable law, regulation or government order, or conflict with any contract or agreement to which he/she/it is a party or his/her/its assets are bound.

(2) Lawful Investment. The source of the capital contribution to subscribe the shares of the Company hereunder is lawful, and he/she/it has sufficient capacity to pay the capital contribution to the Company in accordance with the terms and conditions of this Agreement.

3.5 Articles of Association

When this Agreement is being executed, each Party shall also execute the Articles of Association of the Company according to the form of Appendix 1 attached hereto. If any matter is not provided in the Articles of Association or any provisions thereof conflicts with any provisions of this Agreement, the provisions of this Agreement shall prevail.

ARTICLE 4 SHARE TRANSFER AND RELATED MATTERS

4.1 Share Transfer

Unless it is otherwise agreed herein, during the existence of the Company, without Party A's prior written consent, Party B and Party C shall not:

(1) Set any pledge or any other encumbrance on his/her shares in the Company;

(2) Sell, transfer or otherwise dispose of any of his/her shares in the Company or any interest therein to any third party; or

(3) Enter into any agreements or arrangement (including but not limited to voting trust or delegation) with any third party in respect of his/her voting shares in the Company.

4.2 Party A's Option

(1) Within three years after the Company is incorporated, Party A may exercise its option to purchase 16% shares of the Company held by Party B and Party C. If Party A decides to purchase 16% shares of the Company held by Party B and Party C, Party B and Party C shall transfer their 16% shares of the Company to Party A in proportion to their shares respectively, at the following price:

Transfer price of 16% shares of the company = 7 times of the net profit of the Company in the previous year X 16%, where the net profit shall be amount determined in the tax filing form in Mainland China.

The shares to be purchased by Party A through exercising its option are limited to 16%. If the shares to be purchased by Party A are less than 16%, the transfer price shall be equal to 7 times of the net profit of the Company in the previous year multiplied by the actual proportion of shares to be purchased.

If the Company issues any option, warrant, right to increase capital or any other rights convertible to the shares of the Company, Party A shall have the priority to subscribe such issued option, warrant, right to increase capital or any other rights convertible to the shares of the Company at its proportion of shares in the Company.

(2) Cooperation and Assistance

Party B and Party C hereby agree to give necessary assistance in the processes of approval and registration of change relating to the change of shares mentioned above, including execution of necessary documents (including the letter of consent for transfer of shares signed by the shareholders, new shareholder agreement, and new articles of association of the Company) and provisions of other documents required by the administration for industry and commerce or other authorities.

ARTICLE 5 OBLIGATIONS OF SHAREHOLDERS

5.1 Party A’s Obligations

In addition to other obligations hereunder, Party A shall also perform the following obligations:

(1) Actively cooperate with Party B and Party C, and assist in the registration of the Company with the administration for industry and commerce;

(2) Pay its capital contribution according to this Agreement.

5.2 Obligations of Party B and Party C

In addition to other obligations hereunder, Party B and Party C shall also perform the following obligations:

(1) Apply to the administration for industry and commerce to register the Company, and obtain the business license of the Company from the administration for industry and commerce;

(2) Pay its capital contribution according to this Agreement.

(3) Apply for and obtain various licenses and permits for the Company.

Party B and Party C shall obtain all qualification certificates and permits required for valid existence and lawful business operation of the Company, including but not limited to ensuring and procuring the Company to obtain the following certificates and permits:

(a) Within one (1) month after the Company is incorporated, obtain the tax registration certificate, certificate of organization code, bank account opening permit, social insurance registration certificate, and statistics registration certificate;

(b) Within three (3) months after the Company is incorporated, obtain the Radio and TV Program Production and Operation License and the Film Shooting and Production License;

(c) Prior to production of the TV plays by the Company, obtain the TV Play Production License (Class B); prior to public screening of the Company's film, obtain the Film Public Screening License; and when the Company satisfies the conditions, obtain the TV Play Production License (Class A) and the Film Distribution License.

ARTICLE 6 RIGHTS OF SHAREHOLDERS AND SHAREHOLDERS' MEETING

6.1 Voting Right

Unless otherwise agreed herein, the shareholders of the Company may exercise their voting rights at the shareholders' meetings in proportion to their shares respectively, unless it is otherwise provided in the Articles of Association.

6.2 Powers of the Shareholders' Meeting

The shareholders' meeting is the authority of the Company, and may exercise the following powers according to the Company Law of the People's Republic of China and the Articles of Association of the Company:

(1) To decide the Company's operation strategies, investment plans business scope and primary business;

(2) To elect and replace the Company's directors and the supervisors, and determine their remuneration;

(3) To review and approve the reports of the board of directors;

(4) To review and approve the reports of the board of supervisors or the supervisor;

(5) To review and approve the Company's annual financial budget and final accounts;

(6) To review and approve the Company's plans of profit distribution and loss recovery;

(7) To make the resolution regarding increase or reduction of the Company’s registered capital;

(8) To make the resolution regarding issuance of the Company's bonds;

(9) To make the resolution regarding merger, division, dissolution, liquidation or change of corporate form of the Company;

(10) To amend the Articles of Association of the Company;

(11) To change the accounting policy, financial and accounting rules or regulations of the Company or its subsidiary;

(12) To make the resolution regarding provisions of any security by the Company to any shareholders;

(13) To appoint or dismiss the Company's general manager and chief financial officer, and determine their remuneration; to commit or implement any stock incentive plan for the benefits of the Company's directors, officers, employees and consultants;

(14) To amend the Articles of Association of the Company;

(15) To grant any right with higher priority than that of Party A's to any other shareholders or investors, or establish any classes of shares with higher priority;

(16) To declare dividends or bonus to shareholders;

(17) To change the Company's primary business, or operate any business beyond the primary business;

(18) To divide the Company, or merge the Company with any third party, or acquire assets or business of any third party, or establish any subsidiary or branch;

(19) To enter into financial cooperation with Party A's competitors;

(20) To add or reduce the number of directors of the Company;

(21) To make any resolution regarding transfer of shares in the Company or its subsidiary, or any other matter which causes change of more than 50% (inclusive) voting rights in the shareholders' meeting, or causes change of control of the Company or its subsidiary;

(22) To decide to establish any participating or holding subsidiary, joint venture or partnership which is directly or indirectly held or controlled by the Company, or transfer, increase capital or otherwise dispose of the Company's investment therein;

(23) To decide any borrowing or loan by or for the Company or its subsidiary out of the normal business course of the Company;

(24) To set or provide any mortgage, pledge or any other security upon any property or rights held by the Company or its subsidiary;

(25) To transfer or sell the Company's (a) any intellectual property with the value of more than RMB 50,000 (inclusive); or (b) any other intellectual property relating to the Company's primary business, or set any security on such intellectual property; and

(26) Other matters requiring resolution of the shareholders' meeting under the laws, regulations or the Company's Articles of Association.

6.3 Resolutions of the Shareholders' Meeting

All resolutions made by the shareholders’ meeting of the Company must be passed only with the affirmative votes from the shareholders representing 2/3 or more of voting rights at a duly convened shareholders' meeting. If any resolution involves related transaction, the related shareholders shall withdraw from the voting. The resolutions regarding the following matters must be passed only with the consent of Party A: to accept any investment or change the shareholding structure by the Company; to enter into equity and debt financing; and to amend the Articles of Association.

6.4 Shareholders' Meetings

All shareholders' meetings shall comply with the following provisions:

(1) The shareholders' meetings include regular meetings and extraordinary meetings. The regular meetings shall be timely held in accordance with the Articles of Association. Where an extraordinary meeting is proposed by the shareholders representing 1/10 or more of the voting rights, or by 1/3 or more of the directors or supervisors, the extraordinary meeting shall be held;

(2) When convening a shareholders’ meeting, a written notice shall be sent to all shareholders at least 15 days prior to the meeting by the convener. A shareholders' meeting may be effectively held only when the shareholders representing at least 2/3 of all voting rights of the Company attend the meeting, and the shareholders may vote at the shareholders' meeting in proportion to their capital contribution respectively. Where a shareholder is unable to attend the shareholders' meeting, he/she/it may, by a written proxy, delegate another person to attend the meeting for his/her/its behalf, and the proxy may duly exercise the powers stated in the written proxy;

(3) The shareholders' meetings shall be convened and presided over by the chairman of the board of directors. Where the chairman is unable to convene and preside over a meeting, the majority of directors shall jointly elect a director to convene and preside over the meeting. Where the board of directors is unable to or fails to perform its duty for convening a shareholders’ meeting, the meeting shall be convened and presided over by the supervisor. Where the supervisor is unable to or refuses to convene and preside over the meeting, the shareholders representing more than 1/3 of the voting rights may convene and preside over the meeting;

(4) Notwithstanding any other provisions hereof, where any matter to be resolved is agreed by the Company's shareholders in writing, the resolution may be directly adopted without convening a shareholders' meeting, provided that the resolution shall be signed by all shareholders;

(5) The reasonable traveling and accommodation costs incurred from attendance of any shareholders' meeting by the shareholders or their representatives shall be borne by the Company.

ARTICLE 7 BOARD OF DIRECTORS

7.1 Composition of the Board of Directors

(1) The Company's board of directors will be composed of 3 directors, including one chairman.

(2) The term of each directors shall be three years. Upon expiry of his/her term, the director may serve another term if reappointed.

(3) Each Party may appoint one director, and Bai Yanyan shall serve as the chairman. In case of any inconsistence between Article 6.2 hereof or the provisions of the Articles of Association regarding appointment of the directors and the chairman and this Article 7.1(3), this Article 7.1(3) shall prevail.

7.2 Powers of the Board of Directors

The board of directors is accountable to the shareholders' committee, and shall exercise the following powers:

(1) To convene the shareholder's meetings and report to the shareholder’s meeting;

(2) To implement the resolutions of the shareholders' meeting;

(3) To establish the operation plans and investment plans of the Company;

(4) To prepare the annual financial budget and final accounts of the Company;

(5) To prepare the plans for profit distribution and loss recovery of the Company;

(6) To prepare the plans for increase or reduction of registered capital of the Company, and issuance of the Company's bonds;

(7) To prepare the plans for merger, division, dissolution or change of corporate form of the Company;

(8) To decide the setup of the internal management organs of the Company;

(9) To establish the fundamental management system and financial approval process of the Company;

(10) To appoint and dismiss the Company's external auditor;

(11) To appoint and dismiss the Company's appraiser;

(12) To review and approve the related transactions between the shareholders, directors and officers;

(13) To review and approve the transfer, pledge and license of the Company's trademark, domain name, software, copyright and patent with the amount of less than RMB 50,000;

(14) To enter into any unusual transaction with total amount of more than RMB 50,000, or incur any unusual debt with total amount of more than RMB 50,000;

(15) To enter into any new contract with an amount or would cause any liability to the Company of more than RMB 50,000;

(16) To make any expenditure with single payment or aggregate payments of more than RMB 50,000 in every month out of the normal business course or beyond the approved financial budget;

(17) To increase the remuneration of any officers of the Company whose monthly salary is more than RMB 20,000, and the increment is more than 15% in any 12 months' period;

(18) To acquire or dispose of any main assets of the Company with single or aggregate value of more than RMB 50,000;

(19) To file any action which would change the rights, obligations or responsibilities of any shareholder, or dilute the shareholding percentage of any shareholder;

(20) To make any expenditure which is more than 5% of the approved annual budget;

(21) To propose the Company's listing plan;

(22) Any other matters which would have material effect on the production, operation and assets of the Company;

(23) To appoint or dismiss any officers of the Company, or decide or change the remuneration or employment contract between the Company and any officers or any founding shareholders. For the purpose of this Item (23), an officer shall refer to any employees at the level of vice president or above of the Company, but excluding general manager and chief financial officer;

(24) To adopt or change the Company's bonus or profit distribution plan or program, or grant an option to any employee or change the provisions of an option agreement under the employee stock incentive plan or program;

(25) To acquire any single investment or incur any single debt of more than RMB 50,000 by the Company or its subsidiary in any fiscal year, which is not expressly approved in the quarterly or semiannual financial plan adopted by the Company's board of directors (including Party A's director);

(26) To establish or change any annual budget (which shall include the budget for the Company's remuneration plan) and external investment plan;

(27) To declare or pay any interest or profit distribution, or change the Company's dividend policy;

(28) To appoint or change the auditor of the Company or its subsidiary;

(29) Other matters requiring resolution of the board of directors under the laws, regulations or the Company's Articles of Association.

7.3 Meetings of the Board of Directors

(1) All resolutions of the board of directors must be adopted only with the affirmative votes of 2/3 or more of all directors of the Company (must include Party A's director) at the duly convened meetings of the board of directors. Any meeting of the board of directors that involves any fund or finance shall be attended by the chief financial officer, and the board of directors shall listen to the opinion of the chief financial officer before they vote for the resolution.

(2) The quorum of the meeting of the board of directors shall be three directors who attend the meeting in person or by proxy.

(3) Unless it is waived by all directors in writing, the notice of each meeting of the board of directors shall be sent to all directors and supervisors at least five days prior to the scheduled date of the meeting.

(4) If a director is unable to attend a meeting of the board of directors, he/she may, by a written proxy, appoint another person to attend the meeting for and on his/her behalf. The proxy attending the meeting on behalf of a director shall only exercise the powers of the director within the scope of authorization.

(5) At any meeting of the board of directors, each director or his/her proxy shall have one vote for each matter to be decided by the board of directors.

(6) The board of directors shall hold meetings twice every year. The meetings of the board of directors shall be convened and presided over by the chairman of the board of directors. Where the chairman is unable to or refuses to perform his/her duty, the majority of directors shall jointly elect a director to convene and preside over the meetings. With a proposal by the chairman or 1/3 or more of all directors, an extraordinary meeting may be convened.

(7) The expenditures of the board of directors shall be listed and disbursed separately. The traveling and accommodation costs incurred from attendance of the meetings of the board of directors by each director or his/her representative shall be borne by the Company, provided that such costs conform to the internal management policy of the Company.

(8) Notwithstanding any other provisions hereof, the meetings of the board of directors may be held by conference call, electronic or any other means of instant messaging nature.

7.4 Powers of the Chairman

The chairman of the board of directors may exercise the following powers:

(1) To preside over the shareholders' meetings, and to convene and preside over the meetings of board of directors;

(2) To implement the resolutions of the shareholders' meeting;

(3) To supervise and inspect the implementation of the resolutions of the board of directors;

(4) To sign the Certificate of Capital Contribution;

(5) To sign the important documents of the board of directors, and exercise other powers to be exercised by the legal representative of the Company;

(6) Other powers granted by the board of directors.

ARTICLE 8 SUPERVISOR

8.1 Supervisor

(1) The Company will not set up a board of supervisors, but shall have one supervisor, who shall be appointed by Party B and Party C.

(2) The supervisor shall serve a term of three years, and upon expiry of his/her term, he/she may be reappointed.

(3) No director or officer may serve as the supervisor concurrently.

8.2Powers of the Supervisor

The supervisor shall be responsible to the shareholders’ meeting, and may exercise the powers provided in the Company Law of the People's Republic of China. The particulars are as follows:

(1) To inspect the Company's financial status;

(2) To supervise the performance of duties by the Company's directors and officers, and propose dismissal of any director or officer who violates any law, administrative regulation, the Company's Articles of Association or any resolution of the shareholders' meeting;

(3) To demand remedies from the directors or officers when the acts of such directors or officers are harmful to the Company’s interests;

(4) To propose any extraordinary shareholders' meeting, and convene and preside over the shareholders' meeting when the board of directors fails to convene and preside over the shareholders' meeting according to law;

(5) To lodge any proposals to the shareholders' meetings;

(6) Other powers granted by the Company's Articles of Association.

CHAPTER 9 MANAGEMENT

9.1 Management

(1) The Company's management shall be composed of one general manager, one chief financial officer and several departmental managers. The general manager shall be appointed by Party B and Party C, and the chief financial officer shall be appointed by Party A, each with a term of three years. The general manager, chief financial manager and other departmental managers may be reappointed.

(2) The Company's management shall be responsible for all routine operations and management activities of the Company.

(3) The general manager, on behalf of the management, shall submit a written report regarding the matters within the scope authorized by the board of directors, to the board of directors every half of a year. The chief financial officer shall directly report to the general manager and the board of directors.

9.2 Authority of the Management

(1) To take charge of the business operation and management of the Company, and organize to implement all resolutions of the board of directors;

(2) To organize to implement the annual business plans and investment plans of the Company;

(3) To organize to prepare the annual budget and final accounts of the Company, the plan for proportion of withdrawing three reserve funds of the Company, and the annual profit distribution plan and the loss recovery plan of the Company, and submit them to the board of directors for approval;

(4) To organize to prepare the business strategy and investment program of the Company, and submit them to the board of directors for approval;

(5) To organize to prepare the Company’s financial and accounting systems, and submit them to the board of directors for approval;

(6) To organize to prepare the annual business report and annual financial report of the Company, and submit them to the board of directors for approval;

(7) To organize to establish the Company’s organizational structure of the management as well as the duties of each department in accordance with the Company's Articles of Association, and submit them to the board of directors for approval;

(8) To appoint and dismiss any executive of the Company other than the officers that must be nominated by the board of directors, and determine the role, scope of authority, salary and benefits of all employees other than the officers whose role, scope of authority, salary and benefits shall be determined by the board of directors; and

(9) Other matters to be decided and handled by the management according to this Agreement.

ARTICLE 10 NON-COMPETITION COMMITMENT

10.1 Non-competition Commitment

Party B and Party C hereby undertake that, as of the date of incorporation of the Company, unless the Company acts as the direct or indirect investor, their spouse and their immediate relatives ("Non-competition Obligor"), and other business entities controlled or interested in by any Non-competition Obligor, will not, singularly or jointly with any third party, or through or on behalf of any third party, directly or indirectly engage in or be involved in any business which is being engaged by the Company, or any business or activity competing or conflicting with the business of the Company ("Competing Business"), or has any financial interest in any Competing Business, or any person or entity who is engaging in any Competing Business. "Immediate Relatives" mentioned above shall refer to Party B's or Party C's spouse, or his/her or his/her spouse's parents, grandparents, children, grandchildren, siblings, uncles, aunts, nephews and nieces.

ARTICLE 11 FINANCE, AUDIT, TAXES AND PROFIT DISTRIBUTION

11.1 Accounting System

(1) Under the supervision of the general manager, the chief financial officer shall manage the financial affairs of the Company.

(2) The Company shall use the calendar year as its accounting year, i.e. from January 1 to December 31 of each year. The Company's first accounting year shall be from the date of incorporation of the Company to December 31 of that year.

(3) The Company shall adopt Renminbi as the accounting currency. The management shall draft the Company's accounting policies and procedures in accordance with the laws of China, and submit them to the board of directors for approval.

11.2 Access to the Accounts

(1) The Parties shall have sufficient and equal opportunity to access to the Company's accounts. Any Party may appoint his/her/its auditor to audit the Company's accounts. The auditor shall be granted an access to all financial records of the Company, and shall keep confidentiality of all audited documents and files.

(2) Party B and Party C shall guarantee and procure the Company to prepare and timely provide the Parties with the following documents, so that the Parties will be continuously informed of the Company's financial performance:

(i) within forty five (45) days after the end of a year, provide the Parties with the annual financial budget and financial statements;

(ii) within fifteen (15) days after the end of a quarter or month, provide the Parties with the quarterly or monthly management financial statements; and

(iii) at least fifteen (15) days prior to the start of a quarter, provide the Parties with the quarterly financial prediction.

Such statements and prediction shall at least include: balance sheet, profit and loss statement, cost statement, cash flow statement, and foreign exchange funds statement.

11.3 Audit

Subject to the approval of the board of directors, the Company shall appoint an accountants' firm as its independent auditor to audit the Company's annual report, and the accountants' firm shall report to the general manager and the chief financial officer. At all events, after the financial statements are approved by these officers, the Company shall, within forty five (45) days after the end of an accounting year, timely submit a copy of the Company's annual report and the audit report issued by the independent auditor to the Parties and all members of the board of directors.

11.4 Taxes

The Company shall pay all taxes according to the applicable laws, and is entitled to the favorable tax treatment under the applicable laws.

11.5 Profit Distribution

The Company shall begin to calculate the distributable profit from the date of its incorporation, and the distributable profit shall be distributed among the Parties to the proportion of their capital contribution respectively (including the changed proportion of capital contribution with the consent of the Parties), unless it is otherwise provided in the Articles of Association. The distributable profit shall be distributed among the Parties with a prior resolution of the board of directors, and each Party shall pay the taxes according to the applicable laws.

ARTICLE 12 LIABILITIES FOR BREACH OF CONTRACT

12.1 Late Payment of Registered Capital

(1) If any Party fails to fully pay any of the following amounts, it shall be deemed as a breach:

(i) Any portion of the registered capital subscribed by him/her/it hereunder; or

(ii) Any portion of the increased registered capital subscribed by him/her/it as approved by the shareholders' meeting.

(2) The Non-breaching Party may send a written notice to the Breaching Party, demanding it to make remedy within 30 days upon receiving the notice, and claim the damages against the Breaching Party according to Article 12.3 hereof. If the Breaching Party fails to make remedy within the period specified in the notice and the Parties fail to agree on any other solution, the Non-breaching Party may send a termination notice to the Breaching Party according to Article 13.3, subject to the applicable laws.

12.2 Other Breaches

Any Party fails to perform any obligations hereunder shall constitute a breach of this Agreement, and the Non-breaching Party may send a written notice demanding the Breaching Party to make remedy. If the Breaching Party fails to make remedy within 30 days upon receiving the notice, the Non-breaching Party may claim damages against the Breaching Party. If the breach constitutes a substantial and material breach of this Agreement which cannot be remedied, or the breach is not effectively remedied within 60 days after the Non-Breaching Party sends a breach notice, the Non-Breaching Party may send a termination notice to the Breaching Party according to Article 13.2 hereof.

12.3 Indemnification

Unless it is otherwise agreed herein, any Party shall be entitled to the compensation for its direct damages arising from the breach of the Breaching Party. "Direct Damages" shall refer to all damages directly suffered by a Party arising from the breach of another Party, including the diminution of existing interest due to the breach, but excluding loss of anticipated interest (i.e. indirect damages), notwithstanding any other provision hereof to the contrary. However, such compensation shall be limited to the losses foreseen or should have been foreseen by the Breaching Party when this Agreement is entered into.

12.4 Exemption

If a Party proves that his/her/its failure to perform any obligation hereunder is caused by any event of force majeure or the breach of any other party, it will not constitute a breach.

ARTICLE 13 TERMINATION, ACQUISITION AND LIQUIDATION

13.1 Termination

(1) Upon occurrence of any of the following circumstances, the Company may be terminated with the consent of the Parties:

(i) The Company cannot continue its business operation due to any material loss;

(ii) Any force majeure which was unforeseeable on the date of this Agreement and which persists more than 60 days, and thus the Company is difficult to continue its incorporation or operation;

(iii) The Company fails to achieve its business objectives and has no prospect of future development;

(iv) It is difficult to raise the funds required the business operation of the Company not due to any reason of any Party, and the funds are not raised for more than 3 months.

(2) Upon occurrence of any of the following circumstances before expiry of the term of this Agreement, this Agreement shall be terminated immediately:

(i) The Company becomes bankrupt;

(ii) The Company's business license is suspended by the administration for industry and commerce.

13.2 Termination by Any Party

(1) Upon occurrence of any of the following circumstances, either Party may terminate this Agreement by sending a written notice to other Parties ("Termination Notice"):

(i) Any Party delays to pay his/her/its subscribed capital contribution, which constitutes a breach under Article 12.1, and another Party may send a termination notice to the Party according to Item (2) of Article 12.1;

(ii) Any Party commits any substantial, material and irremediable breach, or commits any remediable breach but fails to make remedy within 60 days upon receiving a written notice from the Non-Breaching Party;

(iii) In accordance with Article 14 hereof, any Party is unable to perform all or part of his/her/its obligations hereunder due to any event of force majeure, which causes material adverse effect on the Company's operation and the effect lasts more than 60 days.

(2) Consequence of Termination Notice

If any Party sends the termination notice to terminate this Agreement according to Item (1) of this Article 13.2, the Parties shall take efforts to negotiate and make a settlement. If within 90 days after the termination notice is sent:

(i) The Parties fail to enter into a written agreement regarding the continued performance of this Agreement; and

(ii) The Parties fail to enter into a written agreement regarding the Termination Purchase under Item (3) of this Article 13.2,

then it shall be deemed that each Party and his/her/its appointed director have agreed to terminate this Agreement and dissolve the Company. They shall immediately submit an application for termination and dissolution to the competent authority thereafter.

(3) Termination Purchase

(i) If any Party sends the termination notice according to Item (1) of this Article 13.2, and the Parties fail to enter into a written agreement regarding continued performance of this Agreement within 30 days upon receiving the termination notice, the Parties shall start to negotiate the purchase of the Company's shares among the Company's shareholders ("Termination Purchase").

(ii) If the Parties enter into an agreement regarding the Termination Purchase, they shall execute a Share Purchase Agreement subject to the applicable laws, and shall assist the Company in applying for the registration of change with the administration for industry and commerce. If the Parties fail to execute the Share Transfer Agreement within 90 days after the Termination Notice is sent, the Company shall immediately apply to the competent authority for termination of this Agreement and dissolution of the Company.

13.3 Liquidation

(1) Upon expiration or termination of the operation term of this Company, the Company's assets shall be liquidated according to the applicable laws.

(2) The liquidation committee shall be composed of three members, and each Party shall appoint one member. The members of the liquidation committee can (but not necessarily) be the Company's directors or executives. The liquidation committee may hire any Chinese practicing lawyer, accountant or other professional consultants to assist the liquidation committee. The Parties further agree that if any Party fails to appoint a member to form the liquidation committee within 15 days after the Company decides to liquidate its assets, the other Parties may appoint all members of the liquidation committee.

(3) The liquidation committee shall make a thorough inventory of the Company's assets and liabilities, and prepare a liquidation plan based thereon. If the plan is approved by the board of directors, it shall be implemented under the supervision of the liquidation committee.

(4) When it is preparing and implementing the liquidation plan, the liquidation committee shall take all efforts to auction or sell the Company's assets to any third parties at the price as high as possible, and realize the Company's claims against any third parties.

(5) The liquidation costs, including the enumeration for members of the liquidation committee, lawyers and accountants, shall be paid from the Company’s assets in priority over the claims of other creditors.

(6) After all outstanding debts and costs of the Company are discharged and paid, the remaining assets (if any) shall be distributed among the Parties in proportion to their capital contribution to the Company respectively.

ARTICLE 14 FORCE MAJEURE

14.1 Force Majeure

(1) For the purpose of this Agreement, "Event of Force Majeure" shall refer to any objective circumstance which occurs after the effective date of this Agreement, which is unforeseeable, inevitable or controllable, or foreseeable but inevitable and controllable, and which causes any Party unable to perform this Agreement or any part hereof, including enactment of any law or regulation which impedes the incorporation of the Company.

(2) If any Party is unable to perform his/her/its obligations hereunder or any part thereof due to any Event of Force Majeure, the Party shall have right to terminate the performance of the obligations hereunder.

14.2 Notice of Force Majeure

(1) The Party alleging the Event of Force Majeure shall promptly, but not later than five days, send a written notice to other Parties after he/she/it becomes aware of the event.

(2) Upon occurrence of any Event of Force Majeure, each Party shall be responsible for his/her/its own damages caused by the event.

14.3 Responsibility for Mitigation of Losses; Negotiation

(1) The Party affected by the Event of Force Majeure shall take all reasonable actions to reduce the effect of the event, including reasonable costs and expenses would be incurred from such actions. The Parties shall timely negotiate, determine and implement the remedial measures and reasonable alternatives to eliminate the effect of the event, and shall take reasonable actions to minimize the damages to each Party caused by the event.

(2) The Party alleging the Event of Force Majeure shall resume his/her/its performance of this Agreement as soon as possible after the event is eliminated.

14.4 Termination Due to Force Majeure

If any Event of Force Majeure prevents any Party from performing his/her/its obligations hereunder for more than 60 days continuously from the date of occurrence of such event, and it causes any adverse effect on the normal establishment and operation of the Company, any other Party may send a Termination Notice to the Party affected by the Event of Force Majeure according to Article 13.3 hereof, and terminate this Agreement according to the procedures provided in Article 13.3.

ARTICLE 15 CONFIDENTIALITY

15.1 Limitation on Disclosure

All provisions and the existence of this Agreement are confidential information. Any Party shall not disclose such information to any third party, except those officers, directors, employees, agents and professional consultants involving in this project, or unless the applicable laws requires the Party to disclose any information about this Agreement to the government, the public or the shareholders, or file a copy of this Agreement with the relevant authority.

15.2 Article 15.1 shall survive after change, revocation or termination of this Agreement.

ARTICLE 16 DISPUTE SETTLEMENT

16.1 Governing Law

This Agreement shall be governed by and construed in accordance with the applicable laws of the People’s Republic of China.

16.2 Arbitration

(1) Any dispute arising out of or in connection with the interpretation or performance of this Agreement shall be submitted to Beijing Arbitration Committee for arbitration in accordance with its then effective rules.

(2) The arbitration shall be conducted by one arbitrator. If the Parties fail to reach an agreement on appointment of the arbitrator, the arbitrator shall be appointed by the arbitral tribunal and shall serve as the chief arbitrator.

(3) The arbitral award shall be final and binding on the Parties. The costs of arbitration, authentication, investigation and attorney's fee shall be borne by the losing party.

(4) During the course of dispute settlement and arbitration, all provisions of this Agreement (other than those involved in the dispute and arbitration) shall remain full force and effect, and shall be performed by the Parties continuously.

ARTICLE 17 EFFECTIVENESS; MISCELLANEOUS

17.1 Effective Date

This Agreement shall become effective when it is duly executed by the Parties on the date indicated first above.

17.2 Waiver

No failure of any Party in exercise of any right, power or privilege hereunder shall be deemed as a waiver of such right, power or privilege, and no single or partial exercise of any right, power or privilege by any Party shall preclude the Party from further exercise of such right, power or privilege, or any other right, power or privilege hereunder.

17.3 Notice

(1) All notices among the Parties may be sent by personal delivery, airmail, fax or email. The Parties shall indicate the their address, fax number, phone number and contact to receive notices in writing in this Agreement as follows:

Party A: Tianjin Mammoth Technologies Co., Ltd.

Mailing Address: 35/F, Tengda Building, No.168, Xi Zhi Wai Da Jie, Beijing

Tel.: 88576000

Party B: Bai Yanyan

Mailing address: #616-618, No.22 Yuan Jie Art Zone, No.32 Yard, Bai Zi Wan Road, Chaoyang District, Beijing

Tel.: 18888809

Party C: Chen Wei

Mailing address: Room 1002, Unit 3, No.2 Building, Phase 2, Jin Du Hang Cheng, Bai Zi Wan Road, Chaoyang District, Beijing

Tel.: 13810666688

(2) All notices shall be deemed as duly served on the following dates by the following means (whether they are signed by the addressee for receipt):

(i) If by personal delivery, on the date of delivery;

(ii) If by mail, the 7th day after the postage is paid (i.e. the 7th day after the postmark date);

(iii) If by fax or email, the 1st day after the date of transmission.

(3) During the term of this Agreement, any Party may at any time change his/her/its notice address, contact, fax or email by sending a notice to other Parties according to this Article 17.3.

17.4 Severability

The invalidity of any provisions of this Agreement shall not prejudice the validity of any other provisions hereof.

17.5 Conflict

In case of any conflict between any provisions of this Agreement and the Company's Articles of Association, the provisions of this Agreement shall prevail.

17.6 Counterparts

This Agreement shall be made and executed in three duplicate, one for each Party and each being of equal legal effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date indicated first above and at Haidian District, Beijing, the People's Republic of China.

Party A: Tianjin Mammoth Technologies Co., Ltd.

Seal: Tianjin Mammoth Technologies Co., Ltd. (seal)

Party B: Bai Yanyan

Signature: /s/ Bai Yanyan

Party C: Chen Wei

Signature: /s/ Chen Wei

Appendix 1 to the Shareholder Agreement

Articles of Association of KongZhong Galaxy (Tianjin) Culture Media Co., Ltd.

CHAPTER 1 GENERAL PROVISIONS

Article 1 The shareholders hereby establish these Articles of Association to jointly invest in and establish a company of limited liability in accordance with the Company Law of the People's Republic of China and the applicable laws and regulations.

Article 2 If any provisions contained herein conflicts with any provisions of any law, regulation or rule, the provisions of the law, regulation or rule shall prevail. If the shareholders agree on other provisions herein and such provisions are not against the laws, regulations and rules, the provisions agreed by the shareholders shall prevail.

CHAPTER 2 NAME AND REGISTERED ADDRESS

Article 3 Company Name: KongZhong Galaxy (Tianjin) Culture Media Co., Ltd. (“Company”)

Article 4 The Company's registered office: Room [B802], [8th] Floor, Animation Building, No.126, Dong Man Zhong Road, Tianjin Eco-city

CHAPTER 3 BUSINESS SCOPE

Article 5 The Company's Business Scope:

Permitted business operations: production, reproduction and distribution of features, columns, variety shows, animations, radio plays and TV plays (the term indicated in the Radio and TV Program Production and Operation License shall prevail); general business operations: investment and management of films and TV plays, and lease of costumes and props for films and TV plays; lease of film and TV equipment; film and TV culture information consulting; corporate image planning; convention and exhibition services; ceremonial services; services of photographers and cameramen; design, production, agency and posting of various indoors and outdoors advertisements, film and TV advertisements; casting agency; software design and development; import and export; all other lawful business operations not required for review and approval

(the business scope mentioned above shall be subject to approval of the company registry)

CHAPTER 4 REGISTERED CAPITAL

Article 6 The Company's Registered Capital: RMB 50,000,000

CHAPTER 5 NAME OF SHAREHOLDERs; FORM, AMOUNT AND DATE OF CAPITAL CONTRIBUTION

Article 7 The Company is invested in and established by three shareholders. Name of the shareholders, form, amount and date of capital contributions are listed below:

Name of Shareholders:	Subscription			Actual Payment	Date of Payment
	Amount of Capital Contribution (RMB 10,000)	Form of Contribution	Shareholding Percentage (%)	Amount of Capital Contribution (RMB 10,000)
Tianjin Mammoth Technologies Co., Ltd.	1750	Cash	35%
Bai Yanyan	1625	Cash	32.5%
Chen Wei	1625	Cash	32.5%

CHAPTER 6 ESTABLISHMENT, POWERS AND RULES OF PROCEDURES OF ORGANS

*Article 8 The shareholders’ meeting is made up of all shareholders, and is the authority of the Company. The shareholders' meeting shall exercise its powers according to Article 37 of the Company Law, including but not limited to:

(27) To decide the Company's operation strategies, investment plans business scope and primary business;

(28) To elect and replace the Company's directors and the supervisors, and determine their remuneration;

(29) To review and approve the reports of the board of directors;

(30) To review and approve the reports of the board of supervisors or the supervisors;

(31) To review and approve the Company's annual financial budget and final accounts;

(32) To review and approve the Company's plans of profit distribution and loss recovery;

(33) To make the resolution regarding increase or reduction of the Company’s registered capital;

(34) To make any resolution regarding issuance of the Company's bonds;

(35) To make any resolution regarding merger, division, dissolution, liquidation or change of corporate form of the Company;

(36) To amend the Company's Articles of Association;

(37) To change the accounting policy, financial and accounting rules or regulations of the Company or its subsidiary;

(38) To make any resolution regarding provisions of any security by the Company to any shareholders;

(39) To appoint or dismiss the Company's general manager and chief financial officer, and determine their remuneration; to commit or implement any stock incentive plan for the benefits of the Company's directors, officers, employees and consultants;

(40) To amend the Company's Articles of Association;

(41) To grant any right with higher priority than that of Shareholders Tianjin Mammoth Technologies Co., Ltd.'s to any other shareholders or investors, or establish any classes of shares with higher priority;

(42) To declare dividends or bonus to shareholders;

(43) To change the Company's primary business, or operate any business beyond the primary business;

(44) To divide the Company, or merge the Company with any third party, or acquire assets or business of any third party, or establish any subsidiary or branch;

(45) To enter into financial cooperation with Shareholders Tianjin Mammoth Technologies Co., Ltd.'s competitors;

(46) To add or reduce the number of directors of the Company;

(47) To make any resolution regarding transfer of shares in the Company or its subsidiary, or any other matters which causes change of more than 50% (inclusive) voting rights in the shareholders' meeting, or causes change of control of the Company or its subsidiary;

(48) To decide to establish any participating or holding subsidiary, joint venture or partnership which is directly or indirectly held or controlled by the Company, or transfer, increase capital or otherwise dispose of the Company's investment therein;

(49) To decide any borrowing or loan by or for the Company or its subsidiary out of the normal business course of the Company;

(50) To set or provide any mortgage, pledge or any other security upon any property or right held by the Company or its subsidiary;

(51) To transfer or sell the Company's (a) any intellectual property with value of more than RMB 50,000 (inclusive); or (b) any other intellectual property relating to the Company's primary business, or set any security on such intellectual property; and

(52) Other matters requiring resolution of the shareholders' meeting under the laws, regulations or the Company's Articles of Association.

Article 9 The first shareholders' meeting shall be convened and presided over by the shareholder with the largest share of capital contribution.

*Article 10 The shareholders shall exercise their voting rights at the shareholders' meetings in proportion to their shares respectively.

*Article 11 The shareholders’ meetings shall include regular meeting and extraordinary meeting. When convening a shareholders’ meeting, a notice shall be sent to all shareholders at least fifteen days in advance. Regular meetings shall be convened once every 12 months. Where an extraordinary meeting is proposed by the shareholders representing 1/10 or more of the voting rights, or by 1/3 or more of the directors, or by the board of supervisors, or by the supervisor of the Company if it does not have a board of supervisors, the extraordinary meeting shall be held.

*Article 12 Any resolution at a shareholders’ meeting shall be adopted with the affirmative votes of the shareholders representing more than 2/3 of all voting rights; however, a resolution regarding acceptance of any investment by the Company, change of shareholding structure, equity or debt financing and amendment to these Articles of Association shall be adopted with the affirmative vote of Shareholder Tianjin Mammoth Technologies Co., Ltd. If any resolution involves related transaction, the related shareholders shall withdraw from the voting.

*Article 13 The Company shall have a board of directors, which shall be composed of three directors, who shall be elected by the shareholders’ meeting. The term of a director shall be three years, and upon expiry of his/her term, the director may serve another term if re-elected. The board of directors shall have one chairman, which shall be elected by the majority of all members of the board of directors.

*Article 14 The board of directors shall exercise its powers according to Article 46 of the Company Law, including but not limited to:

(30) To convene the shareholder's meetings and report to the shareholder’s meeting;

(31) To implement the resolutions of the shareholders' meeting;

(32) To establish the operation plans and investment plans of the Company;

(33) To prepare the annual financial budget and final accounts of the Company;

(34) To prepare the plans for profit distribution and loss recovery of the Company;

(35) To prepare the plans for increase or reduction of registered capital of the Company, and issuance of the Company's bonds;

(36) To prepare the plans for merger, division, dissolution or change of corporate form of the Company;

(37) To decide on setup of the Company's internal management organs;

(38) To establish the fundamental management system and financial approval process of the Company;

(39) To appoint and dismiss the Company's external auditor;

(40) To appoint and dismiss the Company's appraiser;

(41) To review and approve the related transactions between the shareholders, directors and officers;

(42) To review and approve the transfer, pledge and license of the Company's trademark, domain name, software, copyright and patent with the amount of less than RMB 50,000;

(43) To enter into any unusual transaction with total amount of more than RMB 50,000, or incur any unusual debt with total amount of more than RMB 50,000;

(44) To enter into any new contract with an amount or would cause any liability to the Company of more than RMB 50,000;

(45) To make any expenditure with single payment or aggregate payments of more than RMB 50,000 in every month out of the normal business course or beyond the approved financial budget;

(46) To increase the remuneration of any officer of the Company whose monthly salary is more than RMB 20,000, and the increment is more than 15% in any 12 months' period;

(47) To acquire or dispose of any main assets of the Company with single or aggregate value of more than RMB 50,000;

(48) To file any action which would change the rights, obligations or responsibilities of any shareholder, or dilute the shareholding percentage of any shareholder;

(49) To make any expenditure which is more than 5% of the approved annual budget;

(50) To propose the Company's listing plan;

(51) Any other matters which would have material effect on the production, operation and assets of the Company;

(52) To appoint or dismiss any officers of the Company, or decide or change the remuneration or employment contract between the Company and any officers or any founding shareholders. For the purpose of this Item (23), an officer shall refer to any employee at the level of vice president or above of the Company, but excluding general manager and chief financial officer;

(53) To adopt or change the Company's bonus or profit distribution plan or program, or grant an option to any employees or change the provisions of an option agreement under the employee stock incentive plan or program;

(54) To acquire any single investment or incur any single debt of more than RMB 50,000 by the Company or its subsidiary in any fiscal year, which is not expressly approved in the quarterly or semiannual financial plan adopted by the Company's board of directors;

(55) To establish or change any annual budget (which shall include the budget for the Company's remuneration plan) and external investment plan;

(56) To declare or pay any interests or profit distribution, or change the Company's dividend policy;

(57) To appoint or change the auditor of the Company or its subsidiary; and

(58) Other matters requiring resolution of the board of directors under the laws and regulations.

*Article 15 The meetings of the board of directors shall be convened and presided over by the chairman of the board. Where the chairman is unable to or fails to perform his/her duties, the meeting shall be convened and presided over by the vice chairman. Where the vice chairman is unable to or fails to perform his/her duties, the majority of directors may jointly elect one of directors to convene and preside over the meeting.

*Article 16 A meeting of the board of directors shall not make any action unless three directors attend the meeting. Any resolution at the meeting will become effective only with the affirmative votes from at least 2/3 of all directors. Any meeting of the board of directors that involves any fund or finance shall be attended by the chief financial officer, and the board of directors shall listen to the opinion of the chief financial officer before they vote for the resolution. If there is any other special agreement regarding appointment and voting of the directors among the shareholders, such agreement shall prevail.

*Article 17 The Company shall have one manager, who shall be appointed or dismissed by the board of directors. The manager shall be responsible to the board of directors, and exercise his/her powers according to Article 49 of the Company Law.

Article 18 The Company will not have a board of directors, but shall have one supervisor.

*Article 19 The supervisor shall exercise his/her powers in accordance with Article 53 of the Company Law.

CHAPTER 7 LEGAL REPRESENTATIVE

Article 20 The chairman of the board of directors shall act as the legal representative of the Company.

ARTICLE 8 ADDITIONAL PROVISIONS REQUIRED BY THE SHAREHOLDERS

Article 21 The operation term of the Company shall be 30 years, as from the date when the Business License of Business Entity is issued.

Article 22 Without the prior written consent of Shareholder Tianjin Mammoth Technologies Co., Ltd., Shareholder Bai Yanyan and Shareholder Chen Wei shall not:

(4) Set any pledge or any other encumbrance on his/her shares in the Company;

(5) Sell, transfer or otherwise dispose of any of his/her shares in the Company or any interest therein to any third party; or

(6) Enter into any agreement or arrangement (including but not limited to voting trust or delegation) with any third party in respect of his/her voting shares in the Company.

CHAPTER 9 SUPPLEMENTARY PROVISIONS

Article 23 The particulars of the Company's registration approved by the company registry shall prevail.

Article 24 The right to interpret these Articles of Association shall vest in the shareholders' meeting.

Article 25 These Articles of Association were jointly drafted by all shareholders, and shall become effective as of the date when the Company is incorporated. These Articles of Association are made and executed in _______ counterparts, of which, one shall be kept by each shareholder respectively, one shall be kept by the Company and one shall be filed with the company registry.

Seals and Signatures of All Shareholders: